  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 15, 1997

                                                REGISTRATION NO. 333-24181
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                --------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                --------------
                       CBT GROUP PUBLIC LIMITED COMPANY
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                --------------

  REPUBLIC OF IRELAND                                  NOT APPLICABLE
(STATE OF INCORPORATION)                 (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

                              1005 HAMILTON COURT
                             MENLO PARK, CA 94025
                                (415) 614-5900
  (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                --------------
                               GREGORY M. PRIEST
              VICE PRESIDENT, FINANCE AND CHIEF FINANCIAL OFFICER
                                 CBT GROUP PLC
                              1005 HAMILTON COURT
                             MENLO PARK, CA 94025
                                (415) 614-5900
          (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                --------------
                                   COPY TO:
                                ALAN K. AUSTIN
                               STEVEN V. BERNARD
                              CRAIG A. SHELBURNE
                       WILSON SONSINI GOODRICH & ROSATI
                           PROFESSIONAL CORPORATION
                              650 PAGE MILL ROAD
                       PALO ALTO, CALIFORNIA 94304-1050
                                (415) 493-9300
                                --------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                --------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS +
+OF ANY SUCH STATE.                                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED APRIL 15, 1997

PROSPECTUS

                       35,680 AMERICAN DEPOSITARY SHARES
                      REPRESENTING 17,840 ORDINARY SHARES

                                 CBT GROUP PLC

                                  -----------

  Each American Depositary Share ("ADS") offered hereby represents one-half of one Ordinary Share, par value IR37.5p (the "Ordinary Shares"), of CBT Group PLC, a public limited company organized under the laws of the Republic of Ireland ("CBT" or the "Company"). The ADSs are evidenced by American Depositary Receipts ("ADRs"). See "Description of Share Capital" and "Description of American Depositary Receipts." The ADSs may be offered by certain shareholders of the Company (the "Selling Shareholders") from time to time in transactions on one or more exchanges, including the Nasdaq National Market or in the over-the counter market or otherwise, at prices and at terms then prevailing or at prices related to then current market prices or in negotiated transactions. The Ordinary Shares represented by the ADSs were issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(2) and Regulation S thereof. See "Selling Shareholders" and "Plan of Distribution."

  The Company will receive no part of the proceeds of sales made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses, including transfer taxes, incurred by the Selling Shareholders will be borne by such Selling Shareholders.

  The ADSs are traded on the Nasdaq National Market under the symbol "CBTSY." On April 11, 1997, the closing price of the ADSs on the Nasdaq National Market was $46.75.

  SEE "RISK FACTORS" BEGINNING ON PAGE 6 OR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE ADSS OFFERED HEREBY.

  Each Selling Shareholder and any broker executing selling orders on behalf of the Selling Shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act. Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES COMMISSION
       PASSED  UPON  THE  ACCURACY  OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   A COPY OF THIS DOCUMENT, HAVING ATTACHED THERETO THE DOCUMENTS SPECIFIED
        HEREIN, HAS BEEN DELIVERED TO THE REGISTRAR OF COMPANIES IN
                  THE REPUBLIC OF IRELAND FOR REGISTRATION.

                                  -----------

                THE DATE OF THIS PROSPECTUS IS          , 1997.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, NOR SHALL THERE BE ANY SALE OF THE SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER, SOLICITATION OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Enforcement of Civil Liabilities Under United States Federal Securities
 Laws.....................................................................   2
Available Information.....................................................   3
Incorporation of Certain Documents By Reference...........................   3
Currency of Presentation..................................................   4
The Company...............................................................   5
Risk Factors..............................................................   6
Selling Shareholders......................................................  11
Description of Share Capital..............................................  12
Taxation..................................................................  16
Description of American Depositary Receipts...............................  20
Plan of Distribution......................................................  28
Legal Matters.............................................................  28
Experts...................................................................  28
Irish Exchange Control Regulations........................................  29

                               ----------------

                       ENFORCEMENT OF CIVIL LIABILITIES
                  UNDER UNITED STATES FEDERAL SECURITIES LAWS

  CBT is a public limited company incorporated under the laws of the Republic of Ireland. Certain of CBT's directors and officers, Selling Shareholders and experts named herein are non-residents of the United States, and a significant portion of the assets of CBT and such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them in U.S. courts judgments predicated upon the civil liability provisions of the laws of the United States, including the Federal securities laws. CBT has been advised that there is doubt as to the enforceability against such persons in the Republic of Ireland, whether in original actions or in actions for the enforcement of judgments in U.S. courts, of civil liabilities predicated solely upon the laws of the United States, including the Federal securities laws.

                             AVAILABLE INFORMATION

  The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York, 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's ADSs are listed for trading on the Nasdaq National Market under the trading symbol "CBTSY". Such reports, proxy statements and other information concerning the Company may also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

  The Company has filed with the Commission a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-3 under the Securities Act, with respect to the ADSs offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements made in this Prospectus as to the contents of any document referred to are not necessarily complete. With respect to each such document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement may be inspected without charge at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  There are hereby incorporated by reference in this Prospectus the following documents and information heretofore filed with the Commission:

  (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed on March 31, 1997, as amended by an amendment on Form 10-K/A filed on April 15, 1997;



  (2) the Company's Current Reports on Form 8-K filed on March 14, 1997; and


  (3) the description of the Company's Ordinary Shares contained in the Company's Registration Statement on Form 8-A filed on March 9, 1995 and Amendment No. 1 thereto on Form 8-A/A filed on April 10, 1995.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other subsequently filed documents which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in a subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement.

  The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus, other than exhibits to such documents. Requests for such copies should be directed to the Company at 1005 Hamilton Court, Menlo Park, CA 94025. The Company's telephone number at that location is (415) 614-5900.

                           CURRENCY OF PRESENTATION

  CBT's financial statements are presented in U.S. dollars and are prepared in accordance with generally accepted accounting principles ("GAAP") in the United States. In this Prospectus, references to "dollars" or "$" are to U.S. dollars, references to "IR(Pounds)" are to Irish pounds, references to "pence" or "p" are to Irish pence, and references to "Stg(Pounds)" are to U.K. pounds sterling. Except as otherwise stated herein, all monetary amounts in this Prospectus have been presented in dollars.

                                  THE COMPANY

GENERAL BACKGROUND

  CBT Group PLC is a leading provider of interactive software designed to meet businesses' information technology ("IT") education and training needs. CBT develops, publishes and markets a broad library of over 328 software titles focused on client/server technologies and delivered on networked and standalone PCs.

  CBT, a public limited company incorporated under the laws of the Republic of Ireland, was initially formed to act as a holding company for investment purposes and acquired a controlling interest in a number of companies in a variety of business areas. In November 1990, CBT acquired its U.S. subsidiary, CBT Systems USA, Ltd. (effective as of April 3, 1995, CBT Systems USA, Ltd. was merged with and into its parent, Thornton Holdings, Ltd., which subsequently changed its name to CBT Systems USA, Ltd.) ("CBT USA"). In September 1991, CBT acquired its Irish and U.K. subsidiaries, including CBT Systems Limited ("CBT Ireland") and CBT Systems UK Limited ("CBT UK"), and sold or dissolved its other unrelated investment businesses. With effect from January 1994, CBT acquired CBT Systems (Africa) (Proprietary) Ltd. ("CBT South Africa") for the purpose of establishing a direct sales presence in Southern Africa. In August 1995, CBT incorporated CBT Finance Limited ("CBT Finance") under the laws of the Cayman Islands for the purpose of investing certain of CBT's funds. In November 1995, CBT completed the purchase of Personal Training Systems ("PTS"), a provider of end-user and consumer interactive educational software, for an aggregate of 216,114 ADSs of CBT. On May 31, 1996, CBT acquired CLS Consult, Gesellschaft fur Beratung, Management und Beteiligung mbH ("CLS"), a German limited liability company, and New Technology Training Ltd., an Ontario corporation ("NTT"). CLS is a developer and marketer of interactive education software for SAP client/server applications, and NTT's primary business has been to act as CBT's exclusive distributor in Canada. CBT issued a total of 145,854 of its ADSs to the former shareholders of CLS and NTT in connection with the acquisitions. On February 28, 1997 CBT acquired Applied Learning Limited ("ALA"), an Australian public company, and CBT Systems Benelux B.V. ("Benelux"), a Netherlands limited liability company. ALA produces, distributes and exports multimedia training and education software and performance-related services, and Benelux's primary business has been to act as CBT's exclusive distributor in Belgium, the Netherlands and Luxembourg. CBT issued an aggregate of 171,542 of its ADSs to the former shareholders of ALA and an aggregate of 17,840 of its Ordinary Shares to the former shareholders of Benelux in connection with the acquisitions. Each of the PTS, CLS, NTT, ALA and Benelux transactions was accounted for as a "pooling of interests" in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"). Since September 1991, substantially all of CBT's revenues and operating expenses have been attributable to developing and selling interactive IT education and training software.

  Unless the context otherwise requires, references to "CBT" are to CBT Group PLC and its consolidated subsidiaries.

  The Company's principal executive offices are located at 1005 Hamilton Court, Menlo Park, CA 94025 and its telephone number at that address is (415) 614-5900.

                                 RISK FACTORS

  This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. In evaluating the Company's business, prospective investors should consider carefully the following risk factors in addition to the other information set forth in this Prospectus.

 Fluctuations in Operating Results

  CBT has in the past experienced fluctuations in its quarterly operating results and anticipates that such fluctuations will continue and could intensify in the future. Fluctuations in operating results may result in volatility in the price of CBT's ADSs. Although CBT was profitable in each of the twelve quarters in the period ended December 31, 1996, there can be no assurance that such profitability will continue in the future or that the levels of profitability will not vary significantly among quarterly periods. CBT's operating results may fluctuate as a result of many factors, including size and timing of orders and shipments, mix of sales between products developed solely by CBT and products developed through development and marketing alliances, royalty rates, the announcement, introduction and acceptance of new products, product enhancements and technologies by CBT and its competitors, mix of sales between CBT's field sales force, its other direct sales channels and its indirect sales channels, competitive conditions in the industry, loss of significant customers, delays in availability of existing or new products, spending patterns of CBT's customers, currency fluctuations and general economic conditions.

  CBT's expense levels are based in significant part on its expectations regarding future revenues and are fixed to a large extent in the short term. Accordingly, CBT may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Any significant revenue shortfall would therefore have a material adverse effect on CBT's results of operations. In addition, CBT hired additional employees in 1996 and in early 1997. This increase in employee expense could have a negative impact on CBT's operating margins during 1997.

 Competition

  The IT education and training market is highly fragmented and competitive, and CBT expects this competition to increase. CBT expects that because of the lack of significant barriers to entry into this market, new competitors may enter the market in the future. In addition, companies are competing with CBT in the IT education and training market through the acquisition of CBT's competitors, and CBT expects this trend to continue. Such competitors may also include publishing companies and vendors of application software, including those vendors with whom CBT has formed development and marketing alliances.

  CBT competes primarily with third-party suppliers of instructor-led IT education and training and internal training departments and with other suppliers of IT education and training, including several other companies that produce interactive software training. To a lesser extent, CBT also competes with consultants, value-added resellers and network integrators. Certain of these value-added resellers also market products competitive with those of CBT. CBT expects that as organizations increase their dependence on outside suppliers of training, CBT will face increasing competition from these other suppliers as IT education and training managers more frequently compare training products provided by outside suppliers.

  Many of CBT's current and potential competitors have substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition, than CBT. In addition, the IT education and training market is characterized by significant price competition, and CBT expects that it will face increasing price pressures from competitors as IS managers demand more value for their training budgets. Accordingly, there can be no assurance that CBT will be able to provide products that compare favorably with new instructor-led techniques or other interactive training software or that competitive pressures will not require CBT to reduce its prices significantly.

 Seasonality

  The software industry generally, and CBT in particular, are subject to seasonal revenue fluctuations, based in part on customers' annual budgetary cycles and in part on the annual nature of sales quotas. These seasonal trends have in the past caused, and in the future could cause, revenues in the first quarter of a year to be less, perhaps substantially so, than revenues for the immediately preceding fourth quarter. In addition, the Company has in past years (as well as in 1997) added significant headcount in the sales and marketing and research and development functions in the first quarter, and to a lesser extent, the second quarter. Because these headcount additions do not immediately contribute significant revenues, CBT's operating margins in the earlier part of the year tend to be significantly lower than in the later parts of the year. It is expected that this factor will affect CBT's operating margins in the first and second quarters of 1997, and to some extent the third quarter. Many software companies also experience a seasonal downturn in demand during the summer months. There can be no assurance that these or other seasonal trends will not have a material adverse effect on CBT's results of operations.

 Management of Expanding Operations and Acquisitions

  CBT has recently experienced rapid expansion of its operations, which has placed, and is expected to continue to place, significant demands on CBT's administrative, operational and financial personnel and systems. CBT's future operating results will substantially depend on the ability of its officers and key employees to manage changing business conditions and to implement and improve its operational, financial control and reporting systems. If CBT is unable to respond to and manage changing business conditions, its business and results of operations could be materially adversely affected.

  As a result of the consummation of the acquisitions of PTS in late 1995, CLS and NTT in May 1996, and ALA and Benelux in February 1997, CBT's operating expenses have increased. There can be no assurance that the integration of the businesses can be successfully completed in a timely fashion, or at all, or that the revenues from the acquired businesses will be sufficient to support the costs associated with those businesses, without adversely affecting CBT's operating margins. Any failure to successfully complete the integration in a timely fashion or to generate sufficient revenues from the acquired business could have a material adverse effect on CBT's business and results of operations.

  CBT regularly evaluates acquisition opportunities and is likely to make acquisitions in the future. Future acquisitions by CBT could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, which could materially adversely affect CBT's results of operations. Product and technology acquisitions entail numerous risks, including difficulties in the assimilation of acquired operations, technologies and products, diversion of management's attention to other business concerns, risks of entering markets in which CBT has no or limited prior experience and potential loss of key employees of acquired companies. CBT's management has had limited experience in assimilating acquired organizations and products into CBT's operations. No assurance can be given as to the ability of CBT to integrate successfully any operations, personnel or products that have been acquired or that might be acquired in the future, and the failure of CBT to do so could have a material adverse effect on CBT's results of operations.

 Dependence on Key Personnel

  CBT's future success depends in large part on the continued service of its key management and its sales, product development and operational personnel, and on its ability to continue to attract, motivate and retain highly qualified employees, including additional management personnel. In particular, the loss of certain senior management personnel or other key employees could have a material adverse effect on CBT's business. In addition, CBT depends on writers, programmers and graphic artists, as well as third party content providers. CBT expects to continue to hire additional product development, sales and marketing, IS and accounting staff. However, there can be no assurance that CBT will be successful in attracting, retaining or motivating key personnel. The inability to hire and retain qualified personnel or the loss of the services of key personnel could have a material adverse effect on CBT's current business, new product development efforts and future business prospects.

 Risk of Increasing Taxes

  Certain of CBT's subsidiaries have significant operations and generate significant taxable income in Ireland, and certain of CBT's Irish subsidiaries are taxed at rates substantially lower than tax rates in effect in the United States and in other countries in which the Company has operations. The extent of the tax benefit could vary from period to period, and there can be no assurance that CBT's tax situation will not change.

 Dependence on Development and Marketing Alliances

  CBT has entered into development and marketing alliances with Microsoft, Oracle, IBM/Sun Microsystems/Netscape Java Consortium, Netscape, IBM/Lotus, Cisco, Informix, Novell, Marimba and Sybase/Powersoft under which it is currently developing courses. CBT believes that an increasing portion of its revenues in the future may be attributable to products developed through its alliances. There can be no assurance that any of these parties will continue to cooperate with CBT, that CBT will be able to successfully develop courses for its development and marketing alliances in a timely fashion or at all, or that CBT will be able to negotiate additional alliances in the future on acceptable terms or at all. There can be no assurance that the marketing efforts of CBT's partners will not disrupt CBT's direct sales efforts. In addition, CBT's development and marketing partners could pursue their existing or alternative training programs in preference to and in competition with those being developed with CBT. In the event CBT is not able to maintain or expand its current development and marketing alliances or enter into new development and marketing alliances, CBT's operating results and financial condition could be materially adversely affected. Furthermore, CBT is required to pay royalties to its development and marketing partners on products developed with them, which reduces CBT's gross margins. CBT expects that cost of revenues may fluctuate from period to period in the future based upon many factors, including the mix of titles licensed (between titles developed exclusively by CBT and royalty-bearing titles developed pursuant to development and marketing alliances) and the timing of expenses associated with development and marketing alliances. In addition, the collaborative nature of the development process under these alliances may result in longer development times and less control over the timing of product introductions than for courses developed solely by CBT.

 Dependence on New Products

  The subject matter of CBT's courseware is influenced by rapidly changing technology, evolving industry standards, changes in customer needs and frequent introductions of new products by software vendors. Accordingly, CBT believes that its future success will depend in large part upon its ability to meet these changes by enhancing its existing courses and developing and introducing new courses on a timely basis. There can be no assurance that CBT will be successful in addressing the changing needs of the marketplace by developing and marketing new products or enhancing its existing products on a timely basis. If CBT were unable, due to resource, technological or other constraints, to anticipate and respond adequately to changes in customers' software technology and preferences, CBT's business and results of operations would be materially adversely affected.

  Moreover, software products as complex as those offered by CBT may contain undetected errors or fail when first introduced or upon release of new versions of CBT's products. There can be no assurance that, despite testing by CBT and by current and potential customers, errors will not be found in new products after commencement of commercial shipments, resulting in a loss of or delay in market acceptance.

 Developing Market

  The market for IT education and training is rapidly evolving. New methods of delivering interactive education software are being developed and offered in the marketplace, including intranet and Internet deployment systems. Many of these new delivery systems will involve new and different business models and contracting mechanisms. In addition, multimedia and other product functionality features are being added to educational software. Accordingly, CBT's future success will depend upon, among other factors, the extent to which CBT is able to develop and implement products which address these emerging market requirements. There can be no assurance that CBT will be successful in meeting changing market needs. Failure to develop and implement products which address these emerging market requirements could have a material adverse effect on CBT's business and results of operations.

 Operations Outside the United States

  CBT's products are marketed throughout the world, and sales outside the United States have represented a significant portion of CBT's revenues. CBT expects that international operations will continue to account for a significant portion of its revenues and intends to continue to expand its operations outside of the United States. In addition, CBT's corporate headquarters and its research and development organization are located outside the United States. Operations outside the United States are subject to inherent risks, including fluctuations in exchange rates, difficulties or delays in developing and supporting non-English language versions of CBT's products, political and economic conditions in various jurisdictions, unexpected changes in regulatory requirements, tariffs and other trade barriers, difficulties in staffing and managing foreign subsidiary operations, longer accounts receivables payment cycles and potentially adverse tax consequences. There can be no assurance that such factors will not have a material adverse effect on CBT's future operations outside the United States.

 Currency Fluctuations

  CBT's consolidated financial statements are prepared in U.S. dollars, while several of CBT's subsidiaries have functional currencies other than the U.S. dollar, and a significant portion of CBT's and its subsidiaries' revenues, costs and assets are denominated in currencies other than their respective functional currencies. Fluctuations in exchange rates may have a material adverse effect on CBT's results of operations, particularly its operating margins, and could also result in exchange losses. The impact of future exchange rate fluctuations on CBT's results of operations cannot be accurately predicted. To date, CBT has not sought to hedge the risks associated with fluctuations in exchange rates, but may undertake such transactions in the future. There can be no assurance that any hedging techniques implemented by CBT will be successful or that CBT's results of operations will not be materially adversely affected by exchange rate fluctuations.

 Risks Associated with Intellectual Property

  CBT regards its software as proprietary and relies primarily on a combination of statutory and common law copyright, trademark and trade secret laws, customer licensing agreements, employee and third-party nondisclosure agreements and other methods to protect its proprietary rights. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use CBT's courseware or technology without authorization, or to develop similar courseware or technology independently. Furthermore, the laws of certain countries in which CBT sells its products do not protect CBT's software and intellectual property rights to the same extent as do the laws of the United States. CBT generally does not include in its software any mechanisms to prevent or inhibit unauthorized use, but generally requires the execution of a license agreement which restricts copying and use of CBT's products. If unauthorized copying or misuse of CBT's products were to occur to any substantial degree, CBT's business and results of operations could be materially adversely affected. There can be no assurance that CBT's means of protecting its proprietary rights will be adequate or that CBT's competitors will not independently develop similar technology.

  There can be no assurance that third parties will not claim CBT's current or future products infringe the proprietary rights of others. CBT expects that software developers will increasingly be subject to such claims as the number of products and competitors in the IT education and training industry grows and the functionality of products in the industry overlaps. Any such claim, with or without merit, could result in costly litigation or might require CBT to enter into royalty or licensing agreements. Such royalty or license agreements, if required, may not be available on terms acceptable to CBT or at all.

 Differences in Shareholder Rights between United States and Irish
Corporations

  CBT is incorporated under the laws of the Republic of Ireland. The rights of holders of Ordinary Shares and, therefore, certain of the rights of ADS holders, are governed by Irish law including the Companies Acts of the Republic of Ireland, and by CBT's Articles of Association ("Articles") and certain laws of the European Union. These rights differ in certain respects from the rights of shareholders in typical U.S. corporations. In particular, Irish law significantly limits the circumstances under which shareholders of Irish corporations may bring derivative actions.

 Volatility of Stock Price

  CBT's initial public offering of the ADSs (the "IPO") was completed in April 1995, and there can be no assurance that a viable public market for the ADSs will be sustained. The market price of the ADSs has fluctuated significantly since the IPO. CBT believes that factors such as announcements of developments related to CBT's business, announcements of new products or enhancements by CBT or its competitors, sales of the ADSs into the public market, developments in CBT's relationships with its customers, partners and distributors, shortfalls or changes in revenues, gross margins, earnings or losses or other financial results from analysts' expectations, regulatory developments, fluctuations in results of operations and general conditions in CBT's market or the markets served by CBT's customers or the economy could cause the price of the ADSs to fluctuate, perhaps substantially. In addition, in recent years the stock market in general, and the market for shares of small capitalization and technology stocks in particular, have experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. Many companies in the software industry, including CBT, have recently experienced historic highs in the market price of their equity securities. There can be no assurance that the market price of the ADSs will not decline substantially from such historic highs, or otherwise continue to experience significant fluctuations in the future, including fluctuations that are unrelated to CBT's performance.

                             SELLING SHAREHOLDERS

  The following table sets forth the names of the Selling Shareholders and the number of ADSs being offered by each of them hereby. Upon completion of the offering, assuming all ADSs being offered are sold, none of the Selling Shareholders will own any CBT ADSs or Ordinary Shares. The Ordinary Shares represented by the ADSs are being registered to permit secondary trading of the ADSs, and the Selling Shareholders may offer ADSs for resale from time to time. See "Plan of Distribution."

  The Ordinary Shares represented by the ADSs being offered by the Selling Shareholders were acquired from the Company in a transaction exempt from the registration requirements of the Securities Act provided by Section 4(2) and Regulation S thereof pursuant to the Share Purchase Agreement (the "Share Purchase Agreement") dated as of February 28, 1997 among the Company, CBT Systems Benelux B.V., the Selling Shareholders, William Thorpe and Frank Uges.

  Each Selling Shareholder that acquired Ordinary Shares pursuant to the Share Purchase Agreement represented to the Company that it was acquiring the Ordinary Shares for investment and not with the present intention of distributing such Ordinary Shares. The Company has filed with the Commission, under the Securities Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the ADSs from time to time in transactions on one or more exchanges, including the Nasdaq National Market or in the over-the-counter market or otherwise or in negotiated transactions, and has agreed to use its best efforts to keep such registration statement effective until the earlier of (i) February 28, 1999, (ii) the date all ADSs offered hereby have been resold or (iii) such time as all ADSs held by the Selling Shareholders can be resold within a given three-month period without registration pursuant to Rule 144 under the Securities Act.

                                                               NUMBER OF ADSs
                             NUMBER OF                          OR ORDINARY
                          ORDINARY SHARES                          SHARES
                         BENEFICIALLY OWNED   NUMBER OF ADSs BENEFICIALLY OWNED
     SHAREHOLDERS       PRIOR TO OFFERING (1) BEING  OFFERED   AFTER OFFERING
     ------------       --------------------  -------------- ------------------
BDT Systems B.V. (2)...         8,920             17,840              0
FMU Systems B.V. (3)...         8,920             17,840              0
                               ------             ------
  Total................        17,840             35,680              0
                               ======             ======

--------
(1) Each Ordinary Share is represented by two ADSs.
(2) William Thorpe is the Managing Director of BDT Systems B.V. ("BDT") and the sole shareholder of BDT. Mr. Thorpe is also a Managing Director of CBT Systems Benelux B.V., a wholly-owned subsidiary of the Company since February 1997.
(3) Frank Uges is the Managing Director of FMU Systems B.V. ("FMU") and the sole shareholder of FMU. Mr. Uges is also a Managing Director of CBT Systems Benelux B.V., a wholly-owned subsidiary of the Company since February 1997.

                         DESCRIPTION OF SHARE CAPITAL

  The following brief descriptions of certain provisions of CBT's share capital and CBT's Articles of Association (the "Articles") do not purport to be complete and are subject to and are qualified in their entirety by reference to the provisions of CBT's Articles.

GENERAL

  The authorized share capital of CBT is IR(Pounds)11,250,000, divided into 30,000,000 Ordinary Shares, nominal value IR37.5p per share. The number of ADSs outstanding or issuable in exchange for CBT's issued and outstanding Ordinary Shares as of March 15, 1997 was 18,595,722. The number of Ordinary Shares outstanding as of March 15, 1997 was 9,297,861. All of the Ordinary Shares issued and outstanding are fully paid, duly authorized and validly issued and not subject to calls for additional capital of any kind.

  On May 15, 1996, CBT effected a two-for-one split of its issued and outstanding ADSs, whereby each issued and outstanding ADS is now represented by one-half of one Ordinary Share and each issued and outstanding Ordinary Share that is deposited with The Bank of New York, as Depositary, will be represented by two ADSs. ADRs reflecting the additional ADSs were distributed on May 20, 1996 to holders of record on May 15, 1996.

  Holders of Ordinary Shares, as such, have no conversion, preemptive or other subscription rights (except as described below under "Pre-emptive Rights"), and there are no redemption provisions applicable to the Ordinary Shares. There are no appraisal rights under Irish law for dissenting shareholders. In the following description, a "shareholder" is the person registered in CBT's Register of Members as the holder of the relevant share. The Depositary will be the shareholder of record in respect of those Ordinary Shares represented by ADSs against which ADRs are issued pursuant to the Deposit Agreement. The rights attaching to ADSs are described under "Description of American Depositary Receipts."

RIGHTS ON A LIQUIDATION OR WINDING-UP

  In the event of a liquidation, dissolution or winding up of CBT, the assets remaining for distribution to the holders of Ordinary Shares, after payment of liabilities and after provision has been made for each class of shares, if any, having preference over the Ordinary Shares shall be divided, pari passu, among the holders of Ordinary Shares in proportion to the amounts paid up on the shares held by them, respectively. The liquidator may, with the sanction of a special resolution of CBT and any other sanction required by the Irish Companies Acts, 1963 to 1990, divide among the members in cash or property the whole or any part of the assets of CBT and may vest any assets in trustees upon such trusts for the benefit of contributories provided that no shareholder shall be compelled to accept any assets upon which there is a liability.

DIVIDENDS

  Shareholders are entitled to receive such dividends as may be recommended by the Board of Directors of CBT and approved by the shareholders and/or such interim dividends as the Board of Directors of CBT may decide. No dividends have been paid on the Ordinary Shares since inception. Under Irish company law, dividends are payable only out of profits available for distribution. Any dividend recommended by the Board of Directors of CBT may be in such currency or currencies as the Board decides. CBT intends that any dividends, if and when declared, will be paid in U.S. dollars.

VOTING RIGHTS

  Voting at any general meeting of shareholders is by a show of hands unless a poll (i. e., a written vote) is duly demanded. Subject to the Articles and any rights or restrictions attaching to any class or classes of shares, on a show of hands each shareholder present in person, and every proxy shall have one vote and on a poll, each shareholder shall have one vote for each share of which such shareholder is the holder. Three or more shareholders present in person or by proxy holding not less than one-third of the issued share capital of CBT constitute a quorum at shareholders' meetings. A poll may be demanded by (i) the chairman of the meeting, or (ii) at least three shareholders present (in person or by proxy) entitled to vote at the meeting, or (iii) any shareholder or shareholders present (in person or by proxy) representing not less than one-tenth of the total voting rights of all the shareholders entitled to vote at the meeting, or (iv) any shareholder or shareholders present (in person or by proxy) holding shares conferring the right to vote at the meeting being shares on which there have been paid up sums in the aggregate equal to not less than one-tenth of the total sum paid up on all the shares conferring that right. A majority of votes cast is required to pass ordinary resolutions; however, a 75% or greater vote in favor of the resolution is required for the adoption of special resolutions. Variation of the rights relating to any class of shares requires the approval of a special resolution by the class in question. Shareholders do not have cumulative voting rights for the election of directors. For a description of the method by which the Ordinary Shares held by the Depositary will be voted, see "Description of American Depositary Receipts--Voting of the Underlying Deposited Securities" below.

SHAREHOLDER MEETINGS

  Under Irish company law, a company's annual general meeting of shareholders must take place in the Republic of Ireland, and any business transacted at a meeting held in breach of this requirement will be void, unless all shareholders entitled to attend and vote at such meeting consent in writing to the meeting being held elsewhere or alternatively that a resolution providing that the meeting be held elsewhere has been passed at the preceding annual general meeting of shareholders. The Articles do not provide that annual general meetings of CBT be held in the Republic of Ireland and, accordingly, annual general meetings may be held outside the Republic of Ireland if the above procedures are followed. Under Irish company law, extraordinary general meetings of a company may be convened by the Board of Directors or at the request of shareholders holding not less than one-tenth of such of the paid-up capital of that company as at the relevant date carries the right of voting at general meetings of the company. Annual general meetings must be held once every calendar year provided that not more than 15 months may elapse between such meetings. The Minister for Enterprise and Employment for the Republic of Ireland may, on the application of any shareholder, call or direct the calling of an annual general meeting if default is made in holding such a meeting. Unless all the shareholders of a company and the company's auditors consent to shorter notice, Irish company law requires at least 14 days' written notice of a meeting, except that an annual general meeting or a meeting convened for the passing of a special resolution requires at least 21 days' written notice.

ISSUANCE OF SHARES

  Irish company law restricts the power of the directors of a company (other than under certain employee share plans) to allot shares or to grant share subscription rights and rights to convert any security into shares unless either the Articles of Association of such company or a resolution of the shareholders authorizes the board of directors to do so. No such authority may be given for a period in excess of five years. The Articles contain a provision giving the Board of Directors the necessary authority for a five year period from the date of adoption of the Articles. Notwithstanding this authority the rules of the Nasdaq National Market specify certain circumstances in which the shareholders by ordinary resolution must authorize the allotment of shares, e.g., where the allotment would result in a change of control of CBT. In addition, CBT may not pay, directly or indirectly, a commission in excess of 10% of the price at which shares are issued to any person subscribing for or procuring subscriptions for shares in the capital of CBT.

PRE-EMPTIVE RIGHTS

  Irish company law provides that, in general, a company may not allot any shares (or grant a right to subscribe for or to convert any securities into shares in a company) for cash unless it has first offered those shares, on a pro rata basis, to the existing shareholders of the company. These requirements may be disapplied for a period of up to five years by the Articles of Association of the company or by a special resolution passed by the shareholders of the company. The Articles contain a provision disapplying these preemptive rights for a five year period from the date of adoption of the Articles in respect of all allotments of shares made by the Board pursuant to the authorization given to them by the Articles and referred to above under "Issuance of Shares."

DERIVATIVE ACTION SUITS

  As a general principle of Irish law, only a company itself can be the proper plaintiff for the purposes of maintaining proceedings in respect of wrongs done to the company. Neither an individual shareholder nor any group of shareholders has any right of action in such circumstances. There are, however, certain exceptions to this principle available under equitable principles on a case-by-case basis. In certain cases where the controlling shareholders will not institute proceedings in the name of the company in those instances where they are properly called for, one or more of the aggrieved minority shareholders may apply to the court to bring what has come to be known as a derivative action, namely an action that derives from the injury to the company rather than the injury to individual shareholders.

CLASS ACTION SUITS

  In contrast to a derivative action, Irish law permits an action by a shareholder in his own right where he alleges that his personal rights have been infringed. Such a shareholder may commence a suit in a representative capacity on behalf of himself and other affected consenting shareholders of the same class if their rights are identical. Additionally, under Irish law any shareholder of a company who claims that the affairs of the company are being conducted, or that the powers of the directors of the company are being exercised, in a manner oppressive to him or any of the shareholders (including himself) or in disregard of his or their interests as shareholders, may apply to the courts for an appropriate order. CBT's officers and directors have entered into separate Indemnification Agreements with a subsidiary of CBT to limit the liability of such officers and directors as permitted by the Certificate of Incorporation and Bylaws of the subsidiary.

INTERLOCKING AND INTERESTED DIRECTORS

  Irish company law provides that it shall be the duty of a director of a company who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the company to declare the nature of his interest at a meeting of the directors of the company. A director includes a "shadow director" who is any person in accordance with whose directions or instructions the directors are accustomed to act. Irish company law and the Articles provide, among other things, that a director may not generally vote in respect of any contract or arrangement or any other proposal in which he has any material interest otherwise than by virtue of his interests in shares or other securities of or otherwise in or through CBT. The Articles also provide that if any question shall arise at any meeting as to the materiality of a director's interest or as to the right of any director to vote and such question is not resolved by his voluntarily agreeing to abstain from voting, such question may, before the conclusion of the meeting, be referred to the meeting of directors whose votes are not in question. Additionally, the Articles provide that the shareholders of CBT may, by ordinary resolution, suspend or relax these provisions to any extent to ratify any transaction not duly authorized by reason of a contravention of the Articles.

  In 1990, significant changes were made in Irish company law with regard to transactions of a company involving its directors and connected persons where a conflict of interest is present. The matters dealt with include contracts of employment, substantial property transactions and loans.

DISCLOSURE REQUIREMENTS

  Under Irish company law, where any person acquires an interest in 5% or more of the issued voting share capital of any class of a public limited company such as CBT, or disposes of an interest in voting shares and, prior to that disposal, such person had an interest in 5% or more of that class of shares, such person must notify the company (in the prescribed manner and normally within five business days) of his interest and of certain circumstances and events affecting that interest. Any interest in an ADS would be regarded as an interest in the

Ordinary Shares for this purpose. Failure to notify punctually and properly is an offence under Irish company law. Additionally, no right or interest whatsoever in respect of any of the relevant shares will be enforceable, whether directly or indirectly, by action or legal proceeding by the person having such an interest should they fail to notify the company of such interest. Application may be made to the court to remove this restriction, and if the court is satisfied that the failure to notify was accidental or due to inadvertence or that it is just and equitable to grant relief then the court may grant such relief as it sees fit.

IRISH MERGERS LEGISLATION

  Subject to certain exceptions and if certain financial thresholds are exceeded, any person or entity acquiring Ordinary Shares or ADSs must provide advance notice of such acquisition to the Minister for Enterprise and Employment for the Republic of Ireland if, after such acquisition, that person or entity can control 25% or more of the voting rights in CBT. Subject to certain exceptions, such person or entity must also notify such Minister of any subsequent acquisition of Ordinary Shares or ADSs. Failure to notify properly is an offense under Irish law. Under Irish law, title to the Ordinary Shares concerned will not pass unless either clearance for such acquisition is obtained from such Minister or the prescribed statutory period following notification of such acquisition lapses.

APPROVAL OF FINANCIAL STATEMENTS BY SHAREHOLDERS

  The Board of Directors is required to lay before the shareholders annually for their approval the statutory consolidated financial statements of CBT and its subsidiaries and a report by the directors on the state of affairs of CBT and its subsidiaries as a group and incorporating certain other information. It is CBT's intention to provide such information to the holders of Ordinary Shares with its Annual Report to Shareholders which is distributed with CBT's Notice of Annual General Meeting.

PURCHASE OF OWN SHARES

  Under Irish company law, a company may, if so authorized by its Articles of Association, purchase its own shares, including redeemable shares, and CBT has such an authority in its Articles. This power may not be exercised by CBT unless, in the case of a purchase other than on a recognized stock exchange, the terms of the contract relating to such purchase have first been authorized by a special resolution of CBT before the contract is entered into and, in the case of a purchase on a recognized stock exchange, the purchase has first been authorized by CBT in a general meeting.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Ordinary Shares is AIB Bank plc., Registrars' & New Issue Department, Bankcentre Ballsbridge, Dublin, Ireland. The telephone number at this location is 011-353-1-660-0311. The Transfer Agent and Registrar for the ADSs is The Bank of New York, 101 Barclay Street, New York, New York 10286. The telephone number at this location is (212) 815-2291.

                                   TAXATION

  The following is a general summary of certain Republic of Ireland and U.S. Federal tax consequences of the purchase, ownership and disposition of ADSs evidenced by ADRs to U.S. Holders. For purposes of this discussion, a "U.S. Holder" means an individual citizen or resident of the United States for U.S. Federal income tax purposes, corporations or partnerships created or organized under the laws of the United States or any State thereof, or estates or trusts the income of which is subject to U.S. Federal income taxation regardless of its source, in each case who is not also resident or, in the case of individuals, ordinarily resident, in the Republic of Ireland for Irish tax purposes. This summary is of a general nature only and does not discuss all aspects of U.S. and Irish taxation that may be relevant to a particular investor. PROSPECTIVE PURCHASERS OF ADSs ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES, AS WELL AS WITH RESPECT TO THE TAX CONSEQUENCES IN THE REPUBLIC OF IRELAND AND OTHER JURISDICTIONS, OF THE OWNERSHIP OF ADSs AND THE ORDINARY SHARES REPRESENTED THEREBY APPLICABLE IN THEIR PARTICULAR TAX SITUATIONS. In particular, the following summary does not address the tax treatment of U.S. Holders who own, actually or constructively, 10% or more of the Company's outstanding voting stock and certain U.S. Holders (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions and persons subject to the alternative minimum tax) who may be subject to special rules not discussed below.

  The statements of U.S. and Irish tax laws set out below are based on the laws in force and as interpreted by the relevant taxation authorities as of the date of this Prospectus and are subject to any changes in the U.S. or Irish law, or in the interpretation thereof by the relevant taxation authorities, or in the double taxation conventions between the Republic of Ireland and the United States (the "Conventions"), occurring after such date.

  For purposes of the Conventions and the Internal Revenue Code of 1986, as amended (the "Code"), U.S. Holders will be treated as the owners of the Ordinary Shares represented by ADSs evidenced by ADRS.

TAXATION OF THE COMPANY

  Republic of Ireland Taxation. Companies which are resident (e.g. managed and controlled) in the Republic of Ireland are subject to Irish corporation tax on their total profits (wherever arising and whether or not remitted to the Republic of Ireland). The standard rate of Irish corporation tax on both trading and non-trading income presently is 38%. However, a corporation tax rate of 10% applies in respect of income derived from certain activities of the Company carried out in the Republic of Ireland.

  United States Taxation. Under the Convention relating to income taxation (the "Income Tax Convention"), the Company will not be subject to U.S. income tax unless it engages in a trade or business in the United States through a permanent establishment. The Company currently operates in the United States through its wholly-owned U.S. subsidiary, CBT USA. The Company expects to be able to conduct its business activities in a manner that will not result in its being considered to be engaged in a trade or business or to have a permanent establishment in the United States, even though CBT USA is a U.S. taxpayer.

TAXATION OF DIVIDENDS

  Republic of Ireland Taxation. The Company does not expect to pay dividends for the foreseeable future. Should the Company begin paying dividends, the dividends will carry an imputed tax credit (the "Tax Credit"). The amount of the Tax Credit is calculated as a weighted average of Tax Credits applicable to different portions of the dividend, the amount of which credits vary depending on the nature of the income out of which the dividend is paid. Accordingly, dividends paid out of profits taxable at the standard rate carry an imputed Tax Credit equal to 23/77 of the amount of such dividend; dividends paid out of profits taxable at the 10% incentive rate carry an imputed tax credit equal to 1/18 of the amount of such dividend. Dividends paid out of income not subject to tax do not carry an imputed tax credit.

  The Company will be required, when paying a dividend in respect of the Ordinary Shares, to account to the Irish Revenue Commissioners for a payment known as advance corporation tax ("ACT") equal to the amount of the Tax Credit. ACT is available for setoff against the corporation tax liability of the Company or can be used by other Irish tax resident group companies for setoff against their corporation tax liabilities.

  Persons who are never resident nor ordinarily resident in the Republic of Ireland do not have an Irish income tax liability on dividends received from Irish resident companies. Although a net Irish income tax is imposed, the income tax liability of each such person is restricted to the amount of the Tax Credit attaching to the dividend and, as the Tax Credit is allowed against the restricted liability, the Irish income tax liability is fully offset by the Tax Credit. Individuals are liable for Irish health and employment levies of 2.25% on such dividends. These levies only apply to dividends of IR(Pounds)9,750 or more paid to any one shareholder in any one year. There is no Irish withholding tax on dividends paid by an Irish resident company.

  United States Taxation. For U.S. Federal income tax purposes, the gross amount (i.e. including the amount of the imputed Tax Credit) of any dividend paid (to the extent of the current or accumulated earnings and profits of the Company) will be included in gross income and treated as foreign source dividend income in the year the shareholder becomes entitled to such dividend. The dividend will not be eligible for the dividends received deduction allowed to U.S. corporations. The amount includible in income will be the U.S. dollar value of the payment on the date of payment regardless of whether the payment is in fact converted into U.S. dollars. Generally, gain or loss (if any) resulting from currency fluctuations during the period from the date any dividend is paid to the date such payment is converted into U.S. dollars will be treated as ordinary income or loss.

  There is some uncertainty regarding the availability of a U.S. tax credit under Article XIII of the Income Tax Convention with respect to a portion of the Irish taxes paid by the Company because the Income Tax Convention was ratified in 1951 prior to the Republic of Ireland's adoption of the "partial imputation" system. Nonetheless, it is the general view that a U.S. Holder would usually be entitled to a credit against U.S. Federal income tax, subject to the limitation of Section 904 of the Code, for a portion of the Irish taxes attributable to the distributed earnings. The amount of the allowable credit (the "Tax Credit Amount") is likely to be determined by applying a statutorily defined formula. To the extent that any distribution is made by the Company out of profits taxed in the Republic of Ireland at the standard rate, the Tax Credit Amount should be equal to 23/77 of the net distribution. To the extent that the distribution is paid out of profits taxable in the Republic of Ireland at the reduced 10% rate, the Tax Credit Amount should be equal to 1/18 of the net distribution.

  If the U.S. Holder is a U.S. partnership, trust or estate, the Tax Credit Amount will be available only to the extent that the income derived by such partnership, trust or estate is subject to U.S. tax as the income of a resident either in its hands or in the hands of its partners or beneficiaries, as the case may be.

TAXATION OF CAPITAL GAINS

  A U.S. Holder who is not resident or ordinarily resident in the Republic of Ireland for Irish tax purposes will not be subject to Irish capital gains tax on capital gains realized or accrued on the sale or other disposal of ADSs unless the ADSs are held in connection with a trade, profession or vocation carried on by such U.S. Holder in the Republic of Ireland through a branch or agency which constitutes a permanent establishment or fixed base, and the ADSs are or have been used, held or acquired for the purposes of such trade, profession or vocation of such branch or agency. Subject to the discussion below under the heading "Passive Foreign Investment Company Considerations," a U.S. Holder will be liable for U.S. Federal income tax on such gains to the same extent as on any other gains from sales or disposition of shares.

  A U.S. Holder that is liable for both Irish and U.S. tax on a gain on the disposal of the ADSs will generally be entitled, subject to certain limitations and pursuant to the Income Tax Convention, to credit the amount of Irish capital gains or corporation tax, as the case may be, paid in respect of such gain against such U.S. Holder's U.S. Federal income tax liability in respect of such gain.

PASSIVE FOREIGN INVESTMENT COMPANY CONSIDERATIONS

  The Company will be classified as a passive foreign investment company ("PFIC") for U.S. Federal income tax purposes if it satisfies either of the following two tests: (i) 75% or more of its gross income is passive income or
(ii) on average for the taxable year, 50% or more of its assets (by value or, if the Company so elects, by adjusted basis) produce or are held for the production of passive income.

  The Company does not believe that it satisfies (or, after the completion of this offering, will satisfy) either of the tests for PFIC status. If the Company is a PFIC for any taxable year, U.S. Holders would be required to either (i) pay an interest charge together with tax calculated at maximum ordinary income rates on certain "excess distributions" (defined to include gain on a sale or other disposition of ADSs) or (ii) if a Qualified Electing Fund ("QEF") election is made, to include in their taxable income certain undistributed amounts of the Company's income. Each U.S. Holder should consult its own tax advisor regarding the advisability of making the QEF election.

U.S. INFORMATION REPORTING AND BACKUP WITHHOLDING

  Generally, the amount of dividends paid to U.S. Holders of ADSs, the name and address of the recipient and the amount, if any, of tax withheld must be reported annually to the IRS. A similar report is sent to the U.S. Holder.

  Backup withholding tax at the rate of 31% will apply to certain payments made to U.S. Holders who fail to furnish certain identifying information under the U.S. information reporting rules. Amounts withheld from payments will be allowed as a credit against such U.S. Holders' U.S. Federal income tax liability.

IRISH CAPITAL ACQUISITIONS TAX

  Irish capital acquisitions tax ("CAT") applies to gifts and inheritances (i) where the person making the gift or inheritance is domiciled in the Republic of Ireland or (ii) to the extent that the property of which the gift or inheritance consists is situated in the Republic of Ireland at the date of the gift or inheritance. The person by whom CAT is primarily payable is the person who receives the gift or inheritance. Persons who are secondarily liable include the donor, his personal representatives and an agent, trustee or other person in whose care the property constituting the gift or inheritance or the income therefrom is placed. All taxable gifts and inheritances received by an individual since June 2, 1982 are aggregated and only the excess over a certain tax free threshold is taxed. The tax free threshold is dependent on the relationship between the donor and donee and the aggregation of all previous gifts and inheritances. The tax free thresholds range from IR(Pounds)12,170 in the case of unrelated parties to IR(Pounds)24,340 in the case of linear descendants or ancestors, siblings, or children of siblings to IR(Pounds)182,550 in the case of gifts and inheritances taken from one's parents. Gifts and inheritances passing between spouses are exempt from CAT.

  Although ADSs may be held by persons who are neither domiciled nor resident in Ireland, ADSs may be regarded as located in Ireland because the underlying Ordinary Shares are situated in Ireland because the Company is required to maintain its Ordinary Share register in Ireland. Accordingly, ADS may be subject to CAT notwithstanding the fact that the Holder may be domiciled and/or resident outside of the Republic of Ireland. The Convention relating to estate taxes generally provides for CAT paid on inheritances in the Republic of Ireland to be credited against tax payable in the United States and for tax paid in the United States to be credited against any tax payable in the Republic of Ireland, based on priority rules set forth in that Convention, in a case where an ADS is subject to both Irish CAT with respect to inheritance and U.S. Federal estate tax. The Convention does not apply to gifts.

IRISH STAMP DUTY

  Stamp duty, which is a tax on certain documents, is payable on all transfers of Ordinary Shares (other than between spouses) in companies registered in Ireland wherever the instrument of transfer may be executed. In the case of a transfer on sale, stamp duty will be charged at the rate of IR(Pounds)1 for every IR(Pounds)100 (or part thereof) of the amount or value of the consideration (i.e., purchase price). Where the consideration for the sale is expressed in a currency other than Irish pounds, the duty will be charged on the Irish pound equivalent calculated at the rate of exchange prevailing on the date of the transfer. In the case of a transfer by way of gift (subject to certain exceptions) or for considerations less than the market value of the shares transferred, stamp duty will be charged at the above rate on such market value.

  In the case of transfers of Ordinary Shares where no beneficial interest passes (e.g. a transfer of shares from a beneficial owner to his nominee), a rate of IR(Pounds)10 (the nominal rate) will apply.

  A transfer to the Depositary or custodian of Ordinary Shares for deposit under the Deposit Agreement in return for ADRs will be similarly chargeable with stamp duty as will a transfer of Ordinary Shares from the Depositary or the custodian upon surrender of an ADR for the purpose of the withdrawal of the underlying Ordinary Shares in accordance with the terms of the Deposit Agreement, unless, in either case, the transfer does not relate to a sale or contemplated sale or any other change in the beneficial ownership of such Ordinary Shares, in which case the transfer will be chargeable with nominal duty of IR(Pounds)10.

  Transfers of ADRs issued in respect of the Company's shares will not be chargeable with Irish stamp duty for as long as the ADSs are dealt in and quoted on the Nastaq National Market or any recognized stock exchange in the United States.

  The person accountable for payment of stamp duty is the transferee or, in the case of a transfer by way of gift or for a consideration less than the market value, both parties to the transfer. Stamp duty is normally payable within 30 days after the date of execution of the transfer. Late or inadequate payment of stamp duty will result in liability to interest, penalties and fines.

                  DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

  The following is a summary of certain provisions of the Deposit Agreement dated as of April 13, 1995, as amended (the "Deposit Agreement"), among CBT, The Bank of New York, as depositary (the "Depositary"), and the registered holders of ADRs (the "Owners") and the owners of a beneficial interest in book-entry ADRs (the "Beneficial Owners"), pursuant to which ADRs are to be issued to shareholders.

  This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement, including the form of ADRs. Terms used herein and not otherwise defined will have the meanings set forth in the Deposit Agreement. Copies of the Deposit Agreement and the Memorandum and Articles of Association of CBT are available for inspection at the Corporate Trust Office of the Depositary, currently located at 101 Barclay Street, New York, New York 10286, and at the principal office of the agent of the Depositary (the "Custodian"), currently located at the Dublin office of AIB Custodial Services. The Depositary's principal executive office is located at 48 Wall Street, New York, New York, 10286.

 American Depositary Receipts

  ADRs evidencing ADSs are issuable by the Depositary pursuant to the Deposit Agreement. Each ADS represents one-half of one Ordinary Share or evidence of the right to receive one-half of one Ordinary Share (together with any additional Ordinary Shares at any time deposited or deemed deposited under the Deposit Agreement and any and all other securities, cash and property received by the Depositary or the Custodian in respect thereof and at such time held under the Deposit Agreement, "Deposited Securities"). Only persons in whose names ADRs are registered on the books of the Depositary will be treated by the Depositary and CBT as Owners. On May 15, 1996, CBT effected a two-for-one split of its issued and outstanding ADSs, whereby each issued and outstanding ADS represents one-half of one Ordinary Share and each issued and outstanding Ordinary Share that is deposited with the Depositary will be represented by two ADSs. ADRs reflecting the additional ADSs were distributed on May 20, 1996 to holders of record on May 15, 1996.

 Deposit, Transfer and Withdrawal of ADRs

  The Depositary has agreed, subject to the terms and conditions of the Deposit Agreement, that upon delivery to the Custodian of Ordinary Shares (or evidence of rights to receive Ordinary Shares) and pursuant to appropriate instruments of transfer in a form satisfactory to the Custodian, the Depositary will, upon payment of the fees, charges and taxes provided in the Deposit Agreement, execute and deliver at its Corporate Trust Office (as defined in the Deposit Agreement) to, or upon the written order of, the person or persons named in the notice of the Custodian delivered to the Depositary or requested by the person depositing such Ordinary Shares with the Depositary, an ADR or ADRs, registered in the name or names of such person or persons, and evidencing any authorized number of ADSs requested by such person or persons.

  Upon surrender at the Corporate Trust Office of the Depositary of an ADR for the purpose of withdrawal of the Deposited Securities represented by the ADSs evidenced by such ADR, and upon payment of the fees of the Depositary for the surrender of ADRs, governmental charges and taxes provided in the Deposit Agreement, and subject to the terms and conditions of the Deposit Agreement, the Owner of such ADR will be entitled to delivery, to the Owner or upon the Owner's order, of the amount of Deposited Securities at the time represented by one or more ADSs evidenced by such ADR. The forwarding of share certificates, other securities, property, cash and other documents of title for such delivery will be at the risk and expense of the Owner.

  No Ordinary Share will be accepted for deposit unless accompanied by evidence satisfactory to the Depositary that any necessary approval has been granted by the governmental body in the Republic of Ireland, if any, which is then performing the function of the regulation of currency exchange or which has jurisdiction over foreign investment or regulated foreign ownership of Irish companies, if any.

  Subject to the terms and conditions of the Deposit Agreement and any limitations established by the Depositary, the Depositary may deliver ADRs prior to the receipt of Ordinary Shares (a "Pre-Release") and deliver Ordinary Shares upon the receipt and cancellation of ADRs which have been Pre-Released, whether or not such cancellation is prior to the termination of such Pre-Release or the Depositary knows that such ADR has been Pre-Released. The Depositary may receive ADRs in lieu of Ordinary Shares in satisfaction of a Pre-Release. Each Pre-Release must be (i) preceded or accompanied by a written representation from the person to whom the ADRs or Ordinary Shares are to be delivered that such person, or its customer, owns the Ordinary Shares or ADRs to be remitted, as the case may be, (ii) at all times fully collateralized with cash or such other collateral as the Depositary deems appropriate, (iii) terminable by the Depositary on not more than five business days' notice and
(iv) subject to such further indemnities and credit regulations as the Depositary deems appropriate.

 Dividends, Other Distributions and Rights

  Subject to any restrictions imposed by Irish law, regulations or applicable permits, the Depositary is required to convert or cause to be converted into dollars, to the extent that in its judgment it can do so on a reasonable basis and can transfer the resulting dollars to the United States, all cash dividends and other cash distributions denominated in a currency other than dollars, including Irish Pounds ("Foreign Currency"), that it receives in respect of the deposited Ordinary Shares, and to distribute the resulting dollar amount (net of reasonable and customary expenses incurred by the Depositary in converting such Foreign Currency) to the Owners entitled thereto, in proportion to the number of ADSs representing such Deposited Securities evidenced by ADRs held by them, respectively. Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among Owners on account of exchange restrictions or the date of delivery of any ADR or ADRs or otherwise. The amount distributed to the Owners of ADRs will be reduced by any amount on account of taxes to be withheld by CBT or the Depositary. See "--Liability of Owner for Taxes."

  If the Depositary determines that in its judgment any Foreign Currency received by the Depositary or the Custodian cannot be converted on a reasonable basis into dollars transferable to the United States, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the opinion of the Depositary is not obtainable, or if any such approval or license is not obtained within a reasonable period as determined by the Depositary, the Depositary may distribute the Foreign Currency received by the Depositary or the Custodian to, or in its discretion may hold such Foreign Currency uninvested and without liability for interest thereon for the respective accounts of, the Owners entitled to receive the same. If any such conversion of Foreign Currency, in whole or in part, cannot be effected for distribution to some of the owners entitled thereto, the Depositary may in its discretion make such conversion and distribution in dollars to the extent permissible to the Owners entitled thereto, and may distribute the balance of the Foreign Currency received by the Depositary to, or hold such balance uninvested and without liability for interest thereon for, the respective accounts of, the Owners entitled thereto.

  If CBT declares a dividend in, or free distribution of, Ordinary Shares, the Depositary may, and will if CBT so requests, distribute to the Owners of outstanding ADRs entitled thereto, in proportion to the number of ADSs evidenced by the ADRs held by them, respectively, additional ADRs evidencing an aggregate number of ADSs that represents the amount of Ordinary Shares received as such dividend or free distribution, subject to the terms and conditions of the Deposit Agreement with respect to the deposit of Ordinary Shares and the issuance of ADSs evidenced by ADRs, including the withholding of any tax or other governmental charge and the payment of fees of the Depositary. The Depositary may withhold any such distribution of ADRs if it has not received satisfactory assurances from CBT that such distribution does not require registration under the Securities Act or is exempt from registration under the provisions of such Act. In lieu of delivering ADRs for fractional ADSs in the event of any such dividend or free distribution, the Depositary will sell the amount of Ordinary Shares represented by the aggregate of such fractions and distribute the net proceeds in accordance with the Deposit Agreement. If additional ADRs are not so distributed, each ADS will thenceforth also represent the additional Ordinary Shares distributed upon the Deposited Securities represented thereby.

  If CBT offers or causes to be offered to the holders of any Deposited Securities any rights to subscribe for additional Ordinary Shares or any rights of any other nature, the Depositary will have discretion as to the procedure to be followed in making such rights available to any Owners of ADRs or in disposing of such rights for the benefit of any Owners and making the net proceeds available in dollars to such Owners or, if by the terms of such rights offering or for any other reason, the Depositary may not either make such rights available to any owners or dispose of such rights and make the net proceeds available to such Owners, then the Depositary shall allow the rights to lapse; provided, however, if at the time of the offering of any rights the Depositary determines in its discretion that it is lawful and feasible to make such rights available to all Owners or to certain Owners but not to other Owners, the Depositary may distribute to any Owner to whom it determines the distribution to be lawful and feasible, in proportion to the number of ADSs held by such Owner, warrants or other instruments therefor in such form as it deems appropriate. If the Depositary determines in its discretion that it is not lawful and feasible to make such rights available to certain Owners, it may sell the rights, warrants or other instruments in proportion to the number of ADSs held by the Owners to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales for the account of such Owners otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such Owners because of exchange restrictions or the date of delivery of any ADR, or otherwise. The Depositary will not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to Owners in general or any Owner or Owners in particular.

  In circumstances in which rights would not otherwise be distributed, if an Owner of ADRs requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADSs of such Owner, the Depositary will make such rights available to such Owner upon written notice from CBT to the Depositary that (i) CBT has elected in its sole discretion to permit such rights to be exercised and (ii) such owner has executed such documents as CBT has determined in its sole discretion are reasonably required under applicable law. Upon instruction pursuant to such warrants or other instruments to the Depositary from such Owner to exercise such rights, upon payment by such Owner to the Depositary for the account of such Owner of an amount equal to the purchase price of the Ordinary Shares to be received in exercise of the rights, and upon payment of the fees of the Depositary as set forth in the Deposit Agreement or in such warrants or other instruments, the Depositary will, on behalf of such Owner, exercise the rights and purchase the Ordinary Shares, and CBT shall cause the Ordinary Shares so purchased to be delivered to the Depositary on behalf of such Owner. As agent for such Owner, the Depositary will cause the Ordinary Shares so purchased to be deposited, and will execute and deliver ADRs to such Owner, pursuant to the Deposit Agreement.

  The Depositary will not offer rights to Owners unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act with respect to a distribution to all Owners or are registered under the provisions of the Securities Act; provided, that nothing in the Deposit Agreement will create, or be construed to create, any obligation on the part of CBT to file a registration statement with respect to such rights or underlying securities or to endeavor to have such a registration statement declared effective. If an Owner of ADRs requests the distribution of warrants or other instruments, notwithstanding that there has been no such registration under the Securities Act, the Depositary will not effect such distribution unless it has received an opinion from recognized counsel in the United States for CBT upon which the Depositary may rely that such distribution to such Owner is exempt from such registration. The Depositary will not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to Owners in general or any Owner in particular.

  Whenever the Depositary receives any distribution other than cash, Ordinary Shares or rights in respect of the Deposited Securities, the Depositary will cause the securities or property received by it to be distributed to the Owners entitled thereto, after deduction or upon payment of any fees and expenses of the Depositary or any taxes or other governmental charges, in proportion to their holdings, respectively, in any manner that the Depositary may reasonably deem equitable and practicable for accomplishing such distribution; provided, however, that if in the opinion of the Depositary such distribution cannot be made proportionately among the owners entitled thereto, or if for any other reason (including, but not limited to, any requirement that CBT or the Depositary withhold an amount on account of taxes or other governmental charges or that such securities must be registered under the Securities Act in order to be distributed to owners or Beneficial Owners) the Depositary deems such distribution not to be feasible, the Depositary may adopt such method as it may deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale (net of the fees of the Depositary) will be distributed by the Depositary to the Owners entitled thereto as in the case of a distribution received in cash.

  If the Depositary determines that any distribution of property (including Ordinary Shares and rights to subscribe therefor) is subject to any taxes or other governmental charges which the Depositary is obligated to withhold, the Depositary may, by public or private sale, dispose of all or a portion of such property in such amount and in such manner as the Depositary deems necessary and practicable to pay such taxes or charges and the Depositary will distribute the net proceeds of any such sale after deduction of such taxes or charges to the Owners entitled thereto in proportion to the number of ADSs held by them, respectively.

  Upon any change in nominal or par value, split-up, consolidation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting CBT or to which it is a party, any securities which shall be received by the Depositary or Custodian in exchange for, in conversion of, or in respect of Deposited Securities will be treated as new Deposited Securities under the Deposit Agreement, and the ADSs will thenceforth represent, in addition to the existing Deposited Securities, the right to receive the new Deposited Securities so received in exchange or conversion, unless additional ADRs are delivered pursuant to the following sentence. In any such case the Depositary may, after consultation with CBT, and will, if CBT so requests, execute and deliver additional ADRs as in the case of a distribution in Ordinary Shares, or call for the surrender of outstanding ADRs to be exchanged for new ADRs specifically describing such new Deposited Securities.

 Record Dates

  Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued with respect to the Deposited Securities, or whenever for any reason the Depositary causes a change in the number of Ordinary Shares that are represented by each ADS, or whenever the Depositary, shall receive notice of any meeting of holders of Ordinary Shares or other Deposited Securities, or whenever the Depositary shall find it necessary or convenient, the Depositary will fix a record date, which shall be the record date, if any, established by CBT for such purpose or, if different, as close thereto as practicable, (i) for the determination of the Owners who will be (a) entitled to receive such dividend, distribution or rights, or the net proceeds of the sale thereof, or
(b) given instructions for the exercise of voting rights at any such meeting, or (ii) on or after which each ADS will represent the changed number of Ordinary Shares, all subject to the provisions of the Deposit Agreement.

 Voting of Deposited Securities

  Upon receipt of notice of any meeting or solicitation of consents or proxies of holders of Ordinary Shares or other Deposited Securities, if requested in writing by CBT, the Depositary will, as soon as practicable thereafter, mail to all Owners a notice, the form of which notice will be in the sole discretion of the Depositary, containing (i) the information included in such notice of meeting received by the Depositary from CBT, (ii) a statement that the Owners as of the close of business on a specified record date will be entitled, subject to any applicable provision of Irish law and of the Memorandum and Articles of Association of CBT, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the amount of Ordinary Shares or other Deposited Securities represented by their respective ADSs, (iii) a statement that Owners who instruct the Depositary as to the exercise of their voting rights will be deemed to have instructed the Depositary or its authorized representative to call for a poll with respect to each matter for which instructions are given, subject to any applicable provisions of Irish law and of CBT's Memorandum and Articles of Association and (iv) a statement as to the manner in which such instructions may be given, including an express indication that instructions may be given or deemed given in accordance with the last sentence of this paragraph if no instruction is received, to the Depositary to give a discretionary proxy to a person designated by CBT. Upon the written request of an Owner on such date, received on or before the date established by the Depositary for such purpose, the Depositary will endeavor, insofar as practicable, to vote or cause to be voted the amount of Ordinary Shares or other Deposited Securities represented by the ADSs evidenced by such ADRs in accordance with the nondiscretionary instructions set forth in such request. Accordingly, pursuant to CBT's Memorandum and Articles and applicable Irish law, the Depositary will cause its authorized representative to attend each meeting of holders of Ordinary Shares and call for a poll as instructed in accordance with clause (iii) above for the purpose of effecting such vote. The Depositary will not vote or attempt to exercise the right to vote that attaches to the Ordinary Shares or other Deposited Securities, other than in accordance with such instructions or deemed instructions.

  The Deposit Agreement provides that if no instructions are received by the Depositary from any Owner with respect to any of the Deposited Securities represented by the ADSs evidenced by such Owner's ADRs on or before the date established by the Depositary for such purpose, the Depositary will deem such Owner to have instructed the Depositary to give a discretionary proxy to a person designated by CBT with respect to such Deposited Securities and the Depositary will give a discretionary proxy to a person designated by CBT to vote such Deposited Securities, under circumstances and according to the terms as set forth in the Deposit Agreement; provided, that no such instructions will be deemed given and no such discretionary proxy will be given when CBT notifies the Depositary (and CBT agrees to provide such notice as promptly as practicable in writing) that the matter to be voted upon: (i) is a matter not submitted to shareholders by means of a proxy statement comparable to that specified in Schedule 14A of the Commission; (ii) is the subject of a counter-solicitation, or is part of a proposal made by a shareholder which is being opposed by management (i.e., a contest); (iii) relates to a merger or consolidation (except when CBT's proposal is to merge with its own wholly-owned subsidiary, provided its shareholders dissenting thereto do not have rights of appraisal); (iv) involves right of appraisal; (v) authorizes mortgaging of property; (vi) authorizes or creates indebtedness or increases the authorized amount of indebtedness; (vii) authorizes or creates preferred shares or increases the authorized amount of existing preferred shares; (viii) alters the terms or conditions of any shares then outstanding or existing indebtedness; (ix) involves waiver or modification of preemptive rights (except when CBT's proposal is to waive such rights with respect to shares being offered pursuant to share option or purchase plans involving the additional issuance of not more than 5% of CBT's outstanding Ordinary Shares (see Item (xii) below); (x) alters voting provisions or the proportionate voting power of a class of shares, or the number of its votes per share (except, where cumulative voting provisions govern the number of votes per share for election of directors and CBT's proposal involves a change in the number of its directors by not more than 10% or not more than one); (xi) changes existing quorum requirements with respect to shareholder meetings;
(xii) authorizes issuance of Ordinary Shares, or options to purchase Ordinary Shares, to directors, officers, or employees in an amount which exceeds 5% of the total amount of the class outstanding (when no plan is amended to extend its duration, CBT shall factor into the calculation the number of Ordinary Shares that remain available for issuance, the number of Ordinary Shares subject to outstanding options and any Ordinary Shares being added should there be more than one plan being considered at the same meeting, all Ordinary Shares are aggregated); (xiii) authorizes (a) a new profit-sharing or special remuneration plan, or a new retirement plan, the annual cost of which will amount to more than 10% of average annual income before taxes for the preceding five years, or (b) the amendment of an existing plan which would bring its costs above 10% of such average annual income before taxes (should there be more than one plan being considered at the same meeting, all costs are aggregated; exceptions may be made in cases of: (I) retirement plans based on agreement or negotiations with labor unions (or which have been or are to be approved by such unions), and (II) any related retirement plan for benefit of non-union employees having terms substantially equivalent to the terms of such union-negotiated plan, which is submitted for action of stockholders concurrently with such union-negotiated plan); (xiv) changes the purposes or powers of CBT to an extent which would permit it to change to a materially different line of business and it is CBT's stated intention to make such a change; (xv) authorizes the acquisition of property, assets, or a company, where the consideration to be given has a fair value of 20% or more of the market value of the previously outstanding shares; (xvi) authorizes the sale or other disposition of assets or earning power of 20% or more of those existing prior to the transaction; (xvii) authorizes a transaction not in the ordinary course of business in which an officer, director or substantial security holder has a direct or indirect interest; or (xviii) reduces earned surplus by 51% or more, or reduces earned surplus to an amount less than the aggregate of three years' Ordinary Share dividends computed at the current dividend rate.

  There can be no assurance that the Owners generally or any Owner in particular will receive the notice described in the preceding paragraph sufficiently prior to the date established by the Depositary for the receipt of instructions to ensure that the Depositary will in fact receive such instructions on or before such date. Neither the Depositary nor CBT shall be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any such vote is cast or the effect of any such vote, provided that any such action or nonaction is in good faith.

 Reports and Other Communications

  The Depositary will make available for inspection by Owners at its Corporate Trust Office any reports and communications, including any proxy soliciting material received from CBT, which are both (i) received by the Depositary as the holder of the Deposited Securities and (ii) generally made available to the holders of such Deposited Securities by CBT. The Depositary also will send to the Owners copies of such reports when furnished by CBT pursuant to the Deposit Agreement. Any such reports and communications, including any proxy soliciting material, furnished to the Depositary by CBT will be furnished in English when so required pursuant to any regulations of the Commission.

 Amendment and Termination of the Deposit Agreement

  The form of ADRs and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between CBT and the Depositary in any respect which they may deem necessary or desirable without the consent of the Owners; provided, however, that any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which otherwise prejudices any substantial existing rights of the Owners, will not take effect as to outstanding ADRs until the expiration of 30 days after notice of any amendment has been given to the Owners of outstanding ADRs. Every Owner of an ADR, at the time any amendment becomes effective, will be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event will any amendment impair the right of the Owner of any ADR to surrender such ADR and receive therefor the Deposited Securities represented thereby, except to comply with mandatory provisions of applicable law.

  The Depositary will at any time at the direction of CBT terminate the Deposit Agreement by mailing notice of such termination to the Owners of the ADRs then outstanding at least 90 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement by mailing notice of such termination to CBT and the Owners of all ADRs then outstanding if, any time after 90 days have expired after the Depositary will have delivered to CBT a written notice of its election to resign, a successor depositary will not have been appointed and accepted its appointment, in accordance with the terms of the Deposit Agreement. If any ADRs remain outstanding after the date of termination of the Deposit Agreement, the Depositary thereafter will discontinue the registration of transfers of ADRs, will suspend the distribution of dividends to the Owners thereof and will not give any further notices or perform any further acts under the Deposit Agreement, except the collection of dividends and other distributions pertaining to the Deposited Securities, the sale of rights and other property and the delivery of underlying Ordinary Shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADRs (after deducting, in each case, the fees of the Depositary for the surrender of an ADR and other expenses set forth in Deposit Agreement and any applicable taxes or governmental charges). At any time after the expiration of one year from the date of termination, the Depositary may sell the Deposited Securities then held thereunder and hold uninvested the net proceeds of such sale, together with any other cash, unsegregated and without liability for interest, for the pro rata benefit of the Owners that have not theretofore surrendered their Receipts, such Owners thereupon becoming general creditors of the Depositary with respect to such net proceeds. After making such sale, the Depositary will be discharged from all obligations under the Deposit Agreement, except to account for net proceeds and other cash (after deducting, in each case, the fee of the Depositary and other expenses set forth in the Deposit Agreement for the surrender of an ADR and any applicable taxes or other governmental charges).

 Charges of Depositary

  The Depositary will charge any party depositing or withdrawing Ordinary Shares or any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by CBT or an exchange of stock regarding the ADRs or Deposited Securities or a distribution of ADRs pursuant to the Deposit Agreement) where applicable: (i) taxes and other governmental charges; (ii) such registration fees as may from time to time be in effect for the registration of transfers of Ordinary Shares generally on the share register of CBT or the appointed agent of CBT for transfer and registration of Ordinary Shares and applicable to transfers of Ordinary Shares to the name of the Depositary or its nominee or the Custodian or its nominee on the making of deposits or withdrawals;
(iii) such cable, telex and facsimile transmission expenses as are expressly provided in the Deposit Agreement to be at the expense of persons depositing Ordinary Shares or Owners; (iv) such expenses as are incurred by the Depositary in the conversion of Foreign Currency pursuant to the Deposit Agreement; (v) a fee not in excess of US$5.00 per 100 ADSs (or portion thereof) for the issuance and surrender, respectively, of ADRs pursuant to the Deposit Agreement; (vi) a fee not in excess of US$0.02 per ADS (or portion thereof) for any cash distribution made pursuant to the Deposit Agreement;
(vii) a fee for the distribution of securities pursuant to the Deposit Agreement, such fee being in an amount equal to the fee for the execution and delivery of ADSs referred to above which would have been charged as a result of the deposit of such securities (for purposes of this clause 7 treating all such securities as if they were Ordinary Shares), but which securities are instead distributed by the Depositary to Owners and the net proceeds distributed; and (viii) a fee not in excess of US$1.50 per certificate for an ADR or ADRs for transfers made pursuant to the Deposit Agreement.

  The Depositary, pursuant to the Deposit Agreement, may own and deal in any class of securities of CBT and its affiliates and in ADRs.

 Liability of Owner for Taxes

  If any tax or other governmental charge shall become payable by the Custodian or the Depositary with respect to any ADR or any Deposited Securities represented by the ADSs evidenced by such ADR, such tax or other governmental charge will be payable by the Owner or Beneficial Owner of such ADR to the Depositary. The Depositary may refuse to effect any transfer of such ADR or any withdrawal of Deposited Securities underlying such ADR until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the Owner or Beneficial Owner thereof any part or all of the Deposited Securities underlying such ADR and may apply such dividends, distributions or the proceeds of any such sale to pay any such tax or other governmental charge and the Owner or Beneficial Owner of such ADR will remain liable for any deficiency.

 Disclosure of Interests

  Each ADR Owner agrees to comply with CBT's Articles, as they may be amended from time to time, and the laws of the Republic of Ireland, if applicable, with respect to any disclosure requirements regarding ownership of Ordinary Shares, all as if such ADRs were, for this purpose, the Ordinary Shares represented thereby. Each ADR Owner has agreed to be bound by provisions of the Deposit Agreement mandating compliance with the disclosure requirements of Irish company law. See "Description of Share Capital-- Disclosure Requirements" and "--Irish Mergers Legislation."

  In order to facilitate compliance with the notification requirements, ADR Owners may deliver any notification to the Depositary with respect to Ordinary Shares represented by ADSs, and the Depositary shall, as soon as practicable, forward such notification to CBT and, if applicable, to the extent practicable and as permitted by applicable law, any authorities in the Republic of Ireland as specified by the ADR Owner.

 General

  Neither the Depositary nor CBT nor any of their respective directors, employees, agents or affiliates will be liable to any Owner or Beneficial Owner of ADRs, if by reason of any provision of any present or future law or regulation of the United States, the Republic of Ireland or any other country, or of any other governmental or regulation, authority or stock exchange, or by reason of any provision, present or future, of the Memorandum and Articles of Association of CBT, or by reason of any provision of any securities issued or distributed by CBT, or any offering or distribution thereof, or by reason of any act of God or war or other circumstances beyond its control, the Depositary or CBT or any of their respective directors, employees, agents, or affiliates shall be prevented, delayed or forbidden from, or be subject to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of the Deposit Agreement or the Deposited Securities it is provided will be done or performed; nor will the Depositary or CBT incur any liability to any Owner or Beneficial Owner of any ADR by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the Deposit Agreement it is provided will or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for under the Deposit Agreement. Where, by the terms of a distribution pursuant to the Deposit Agreement or an offering pursuant to the Deposit Agreement, or for any other reason, such distribution or offering may not be made available to Owners, and the Depositary may not dispose of such distribution or offering on behalf of such Owners and make the net proceeds available to such Owners, then the Depositary will not make such distribution or offering, and will allow the rights, if applicable, to lapse.

  CBT and the Depositary assume no obligation nor will they be subject to any liability under the Deposit Agreement to Owners or Beneficial Owners of ADRs, except that they agree to perform their respective obligations specifically set forth under the Deposit Agreement without negligence or bad faith.

  The ADRs are transferable on the books of the Depositary, provided that the Depositary may close the transfer books at any time or from time to time when deemed expedient by it in connection with the performance of its duties or at the written request of CBT. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR or withdrawal of any Deposited Securities, the Depositary, the Custodian or the Registrar may require payment from the person presenting the ADR or the depositor of the Ordinary Shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to Ordinary Shares being deposited or withdrawn) and payment of any applicable fees payable by the Owners and Beneficial Owners of ADRs. The Depositary may refuse to deliver ADRs, to register the transfer of any ADR or to make any distribution on, or related to, Ordinary Shares until it has received such proof of citizenship or residence, exchange control approval or other information as it may deem necessary or proper. The delivery, transfer or registration of outstanding ADRs and surrender of ADRs generally may be suspended or refused during any period when the transfer books of the Depositary, CBT or the Foreign Registrar are closed or if any such action is deemed necessary or advisable by the Depositary or CBT, at any time or from time to time.

  The Depositary will keep books, at its Corporate Trust Office, for the registration and transfer of ADRs, which at all reasonable times will be open for inspection by the owners, provided that such inspection will not be for the purpose of communications with Owners in the interest of a business or object other than the business of CBT or a matter related to the Deposit Agreement or the ADRs.

  The Depositary may appoint one or more co-transfer agents for the purpose of effecting transfers, combinations and split-ups of ADRs at designated transfer offices on behalf of the Depositary. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by Owners or persons entitled to ADRs and will be entitled to protection and indemnity to the same extent as the Depositary.

 Governing Law

  The Deposit Agreement is governed by the laws of the State of New York.

                             PLAN OF DISTRIBUTION

  The Company has been advised by the Selling Shareholders that they intend to deposit the Ordinary Shares underlying the ADSs offered hereby with The Bank of New York, as Depositary, pursuant to the Amended and Restated Deposit Agreement, dated as of April 11, 1996, among the Company, The Bank of New York, as Depositary, and the owners and beneficial owners, from time to time, of ADRs (the "Deposit Agreement") in exchange for ADRs evidencing ADSs, and that the Selling Shareholders then intend to sell all or a portion of the ADSs offered hereby from time to time in transactions on one or more exchanges, including the Nasdaq National Market, or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market prices, or in negotiated transactions. The ADSs may be sold by one or more of the following: (a) a block trade in which the broker or dealer engaged will attempt to sell the ADSs as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate in the resales. The ADSs may be sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest.

  In connection with distributions of the ADSs or otherwise, the Selling Shareholders may enter into hedging transactions with brokers-dealers. In connection with such transactions, broker-dealers may engage in short sales of the ADSs registered hereunder in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders may also sell ADSs short and redeliver the ADSs to close out such short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the ADSs registered hereunder. The Selling Shareholders may also pledge the Ordinary Shares underlying the ADSs offered hereby to a broker or dealer and upon a default the broker or dealer may effect sales of the ADSs representing such Ordinary Shares pursuant to this Prospectus.

  Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Shareholders in amounts to be negotiated in connection with the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

  There can be no assurance that any of the Selling Shareholders will sell any or all of the ADSs offered by them hereunder.

                                 LEGAL MATTERS

  The validity of the Ordinary Shares represented by the ADSs offered hereby has been passed upon by Binchys, Solicitors, Irish counsel for the Company.

                                    EXPERTS

  The consolidated financial statements of CBT Group PLC appearing in CBT Group PLC's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                      IRISH EXCHANGE CONTROL REGULATIONS

  Irish exchange control regulations ceased to apply from and after December 31, 1992. Except as indicated below, there are no restrictions on non-residents of the Republic of Ireland dealing in domestic securities which includes shares or depositary receipts of Irish companies such as CBT and dividends and redemption proceeds are freely transferable to non-resident holders of such securities.

  The Financial Transfers Act, 1992 was enacted in December 1992. This Act gives power to the Minister for Finance of the Republic of Ireland to make provision for the restriction of financial transfers between the Republic of Ireland and other countries. Financial transfers are broadly defined and include all transfers which would be movements of capital or payments within the meaning of the treaties governing the European Communities. The acquisition or disposal of ADRs representing shares issued by an Irish incorporated company and associated payments may fall within this definition. In addition, dividends or payments on redemption or purchase of shares and payments on a liquidation of an Irish incorporated company would fall within this definition. Currently, orders under this Act prohibit any financial transfer to or by the order of or on behalf of residents of the Federal Republic of Yugoslavia (Serbia and Montenegro), Iraq and Libya unless permission for the transfer has been given by the Central Bank of Ireland.

  CBT does not anticipate that Irish exchange controls or orders under the Financial Transfers Act, 1992 will have a material effect on its business.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

   SEC Registration Fee................................................ $   509
   Accountant's fees and expenses...................................... $ 5,000
   Legal fees and expenses............................................. $10,000
   Miscellaneous....................................................... $   491
                                                                        -------
     Total............................................................. $16,000
                                                                        =======

--------
* Represents expenses relating to the distribution by the Selling Shareholders pursuant to the Prospectus prepared in accordance with the requirements of Form S-3. These expenses will be borne by the Company on behalf of the Selling Shareholders. All amounts are estimates except for the SEC Registration Fee.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company's Articles of Association authorize the Company, subject to certain conditions, to indemnify the directors and officers of the Company against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer. A subsidiary of the Company, CBT Systems USA Ltd., has agreed to indemnify the Company's officers and directors serving at the request of CBT Systems USA Ltd. as directors of CBT Group PLC against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer. The Company has obtained directors and officers' insurance providing indemnification for certain of the Company's directors, officers, affiliates, partners or employees for certain liabilities.

ITEM 16. EXHIBITS.

   EXHIBIT
   NUMBER
   -------
     4.1   Amended and Restated Deposit Agreement (including the form of
           American Depository Receipt), dated as of April 13, 1995 and amended and restated as of April 11, 1996, among the Company, The Bank of
           New York, as Depositary, and each Owner and Beneficial Owner from time to time of American Depositary Receipts issued thereunder
           (incorporated by reference to exhibit included in Registrant's
           Registration Statement on Form F-6 (File No. 33-90380) filed with the Securities and Exchange Commission on April 15, 1996).
   * 5.1   Opinion of Binchys Solicitors
    23.1   Consent of Ernst & Young LLP, Chartered Accountants
   *23.2   Consent of Binchys Solicitors (included in Exhibit 5.1)
   *24.1   Power of Attorney (See page II-3)

--------

* Previously filed.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to its Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on April 14, 1997.

                                          CBT GROUP PUBLIC LIMITED COMPANY

                                          By: /s/    James J. Buckley
                                              ---------------------------------
                                                    James J. Buckley
                                              President and Chief Executive
                                                         Officer

  Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by or on behalf of the following persons in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

          *                          Chairman of the Board           April 14, 1997
____________________________________
      William G. McCabe

    /s/ James J. Buckley             President, Chief Executive      April 14, 1997
____________________________________  Officer (Principal
      James J. Buckley                Executive Officer) and
                                      Director

    /s/ Gregory M. Priest            Vice President, Finance and     April 14, 1997
____________________________________  Chief Financial Officer
      Gregory M. Priest               (Principal Financial
                                      Officer) and Director and
                                      U.S. Representative

         *                           Group Financial Controller      April 14, 1997
____________________________________  (Principal Accounting
      John P. Hayes                   Officer) and Director

                                     Director                        April 14, 1997
____________________________________
     Patrick McDonagh

                                     Director                         April 14, 1997
____________________________________
      John M. Grillos

          *                          Director                         April 14, 1997
____________________________________
      John M. Fortune

*By: /s/ James J. Buckley
____________________________________
       James J. Buckley
      Attorney-in-fact

*By: /s/ Gregory M. Priest
____________________________________
        Gregory M. Priest
     Attorney-in-fact

                               INDEX TO EXHIBITS

   EXHIBIT
   NUMBER                               DESCRIPTION
   -------                              -----------
      4.1  Amended and Restated Deposit Agreement (including the form of
           American Depository Receipt), dated as of April 13, 1995 and amended and restated as of April 11, 1996, among the Company, The Bank of
           New York, as Depositary, and each Owner and Beneficial Owner from time to time of American Depositary Receipts issued thereunder
           (incorporated by reference to exhibit included in Registrant's
           Registration Statement on Form F-6 (File No. 33-90380) filed with the Securities and Exchange Commission on April 15, 1996).
    * 5.1  Opinion of Binchys Solicitors
     23.1  Consent of Ernst & Young LLP, Chartered Accountants
    *23.2  Consent of Binchys Solicitors (included in Exhibit 5.1)
    *24.1  Power of Attorney

--------

* Previously filed.